GrowGeneration Announces Change to Board of Directors

Star Carter is Appointed to the Board of Directors Following Paul Ciasullo’s Retirement

DENVER – (BUSINESS WIRE) – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), one of the largest retailers and distributors of specialty hydroponic and organic gardening products in the United States, today announced that Paul Ciasullo is retiring and therefore resigning from the Company’s Board of Directors (the “Board”), effective April 23, 2024. In conjunction with this announcement, Starlett (Star) Carter has been appointed to the Board, effective April 25, 2024, to fill the vacancy created by Mr. Ciasullo’s retirement. Ms. Carter will serve as an independent director on the Board and sit on the Audit, Compensation, and Nominating and Corporate Governance committees.

Darren Lampert, GrowGeneration’s Co-Founder, Chief Executive Officer, and Chairman of the Board, said, “On behalf of the Board of Directors and the GrowGen management team, we would like to thank Paul for the dedication, insight, and expertise he contributed to the Board and the Company during his tenure. We wish him well in his future endeavors.”

Mr. Lampert continued, “We are excited to announce Star’s appointment to the Board of Directors and believe that she will be a valuable asset to the Company as we continue to position ourselves to take advantage of the tremendous, long-term, profitable growth opportunity for both indoor and outdoor hydroponics and organic gardening. She has deep, multi-functional expertise across legal and risk management and operations and growth planning. In addition, she has significant experience in championing corporate culture in the workplace and helping companies design and build effective leadership teams. We are pleased to welcome her and look forward to the insight and expertise she will bring to the Company.”

Ms. Carter commented, “I am excited and honored to be joining the GrowGeneration Board of Directors. With the current financial and market position of the Company and a sharp, seasoned management team and Board of Directors at the helm, I believe the Company is well-positioned for profitable growth. I look forward to contributing my insight and expertise to the Company’s continuing success.”

Ms. Carter is currently a Leadership Advisor and Consultant at Egon Zehnder in Dallas, Texas. Previously, she served on the Board of Directors of Kanarys, Inc. from 2018 to 2022 and was a member of the Board of Directors of Legal Aid Texas from 2013 to 2022, including acting as Chair of the Board of Directors from 2017 to 2019 and serving on the Audit and Finance Committee and the Nomination Committee. Ms. Carter earned a Bachelor of Business Administration in Marketing from The University of Texas at Austin and a Juris Doctor from Harvard Law School. She has received several awards and recognitions, including being named to Inc. Magazine’s Top 100 Female Founders in 2021, AfroTech’s 31 Influential Black Women Who Accomplished Famous Firsts to Make History in 2021, and Entrepreneur Magazine’s Top 100 Most Powerful Women in 2020.

About GrowGeneration Corp.
GrowGen is a leading developer, marketer, retailer, and distributor of products for both indoor and outdoor hydroponic and organic gardening, as well as customized storage solutions. GrowGen carries and sells thousands of products, such as nutrients, additives, growing media, lighting, environmental control systems, and benching and racking, including proprietary brands such as Charcoir, Drip Hydro, Power Si, Ion lights, The Harvest Company, and more. Incorporated in Colorado in 2014, GrowGen is the largest chain of specialty retail hydroponic and organic garden centers in the United States. The Company also operates an online superstore for cultivators at growgeneration.com, as well as a wholesale business for resellers, HRG Distribution, and a benching, racking, and storage solutions business, Mobile Media or MMI.

Investor Contact

ICR, Inc. GrowGenIR@icrinc.com